EXHIBIT 99.2

For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. Announces Intention to Offer $70 Million
Contingent Convertible Senior Notes

Chicago, IL, March 7, 2007 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that it intends to offer, subject to market and other conditions, $70 million aggregate principal amount of Contingent Convertible Senior Notes due 2027 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible in certain circumstances into cash and, if applicable, shares of PrivateBancorp’s common stock. The interest rate, conversion rate and offering price are to be determined by negotiations between PrivateBancorp and the initial purchaser of the notes. PrivateBancorp intends to grant the initial purchaser a 30-day option to purchase up to an additional $10.5 million aggregate principal amount of the notes.

PrivateBancorp expects to use up to $41.5 million of the net proceeds from the offering of the notes to repay borrowings under its existing senior debt facility, and a portion of the net proceeds for working capital and other general corporate purposes, which may include replacing brokered CDs at its subsidiary banks upon maturity. The Company may also use a portion of the net proceeds to repurchase up to $10 million of shares of its common stock concurrently with the notes offering.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is not an offer to sell, nor a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These forward-looking statements represent the Company’s present beliefs and expectations, but they may not occur. For example, although this press release refers to an offering of $70 million of Contingent Convertible Senior Notes, more or less than $70 million of such notes may be sold, or this offering may be terminated. In addition, PrivateBancorp may use the proceeds from this offering for purposes that are different than those currently contemplated. Investors should not place undue reliance upon any such forward-looking statements.